Exhibit 21.1

Subsidiaries of the Registrant

Albireo AB, a limited liability company registered in Sweden

Elobix AB, a limited liability company registered in Sweden

Albireo Security Corp., a Massachusetts security corporation

Albireo Pharma Security Corporation, a Massachusetts corporation